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                                                                     EXHIBIT 5.1




                                                                ___, 2006


Euroseas Ltd.
Aethrion Center
40 Ag. Konstantinou Street
151 24 Maroussi
Greece

Cove Apparel, Inc.
1003 Dormador, Suite 21
San Clemente, California 92672


RE:   EUROSEAS LTD.


Ladies and Gentlemen:

      We have acted as counsel to Euroseas Ltd. (the "Company") in connection with the issuance of shares of common stock of the Company, par value $.01 per share (the "Common Stock"), as described in the Company's Registration Statement on Form F-4 (File No. 333-129144) (the "Registration Statement"), as filed with the U.S. Securities and Exchange Commission (the "Commission") on October 20, 2005, as thereafter amended or supplemented. The Registration Statement was filed in connection with the merger of Cove Apparel, Inc. ("Cove") with and into Euroseas Acquisition Company Inc. ("EuroSub"), a wholly-owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger, dated as of August 25, 2005, as amended (the "Merger Agreement"), by and among the Company, EuroSub, Cove and certain principals of Cove, as described in the Joint Information Statement/Prospectus (the "Prospectus") included in the Registration Statement.

      We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Prospectus, (iii) the Merger Agreement, and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
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Euroseas Ltd.
Cove Apparel, Inc.
Page 2


      We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus and Merger Agreement to be executed in connection with the merger have been duly authorized, executed and delivered by each of the parties thereto other than the Company and (ii) the terms of the merger comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and the Merger Agreement and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

      Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Common Stock has been duly authorized, and when the Common Stock has been issued as contemplated in the Prospectus, the Common Stock will be validly issued, fully paid and non-assessable.

      This opinion is limited to the laws of the State of New York and the Federal laws of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the heading "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

                                          Very truly yours,



                                          /s/ SEWARD & KISSEL LLP